September 27, 1995



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Gentlemen:

I am General Counsel to Franklin Electronic Publishers, Inc. (the "Company") and a member in good standing of the bar of the Supreme Court of the Commonwealth of Pennsylvania. I refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of an additional 500,000 shares (the "Shares") of the Common Stock of the Company for a maximum of 2,250,000 shares for issuance under the Company's 1988 Amended Stock Option Plan (the "Amended Plan").

I have examined such documents as I considered necessary for the purposes of this opinion. Based on such examination, it is my opinion that the Shares (which may be authorized but heretofore unissued shares or may be delivered out of the treasury of the Company) have been duly authorized and, upon issuance and/or delivery in accordance with the terms of the allocations made and other actions taken by the administering committee pursuant to the Amended Plan, will be legally issued, fully-paid and non-assessable under the laws of the Commonwealth of Pennsylvania, the place of incorporation of the Company.

I consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                      Very truly yours,

                                       GREGORY J. WINSKY
                                      Gregory J. Winsky
                                      Senior Vice President
                                      General Counsel